Exhibit (m) (1)

GOLDMAN SACHS TRUST

On behalf of each of its series that has designated a class of its shares as the “Class A Shares” thereof

Class A Distribution and
Service Plan

Amended and Restated as of
February 4, 2004

     WHEREAS, Goldman Sachs Trust (the “Trust”) engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the “Act”);

     WHEREAS, the Trust’s Board of Trustees has divided the Trust’s shares into series and classes and may create additional series and classes from time to time;

     WHEREAS, the Trust has established a class of shares of beneficial interest designated as Class A Shares (the “Shares”) with respect to certain series of the Trust;

     WHEREAS, the Trust, on behalf of each series that is authorized to issue Class A Shares (a “Fund”), has previously adopted a Plan of Distribution pursuant to Rule 12b-1 under the Act and a separate Authorized Dealer Service Plan;

     WHEREAS, the Board of Trustees of the Trust desires, for administrative convenience, to amend and restate the aforesaid Plans as a Distribution and Service Plan, and has determined that there is a reasonable likelihood that adoption of said combined Plan will benefit each Fund and its shareholders; and

     WHEREAS, the Trust, on behalf of each Fund, employs Goldman, Sachs & Co. (the “Distributor”) as distributor of the Class A Shares pursuant to a Distribution Agreement dated April 30, 1997, as amended April 23, 2003.

     NOW, THEREFORE, the Trust, on behalf of the each Fund, hereby adopts, and the Distributor hereby agrees to the terms of, this Distribution and Service Plan (the “ Plan”) on the following terms and conditions:

1.	Distribution Plan.

(a)	The Trust, on behalf of each Fund, is authorized to compensate the Distributor for distribution services performed and expenses incurred by the Distributor in connection with each Fund’s Class A Shares. The amount of such compensation paid during any one year shall not exceed ..25% of the average daily net assets of a Fund attributable to such Class A Shares. Such compensation shall be calculated and accrued daily and payable monthly or at such other intervals as the Board of Trustees may determine. The compensation payable pursuant to this paragraph 1 is intended to finance activities that are primarily intended to result in the sale of Class A Shares of the Funds within the meaning of Rule 12b-1 under the Act, and is subject to the approval and other provisions of that Rule. In addition, the Distributor may, in its discretion, use the compensation paid under this paragraph 1 for “personal and account maintenance services and expenses” as defined in paragraph 2 below, which shall not be deemed to be “distribution services and expenses”; provided that the total compensation paid under this paragraph 1 and under paragraph 2 below for “personal and account maintenance services and expenses” may not exceed the maximum cap imposed on “service fees” by subsection (d) of Section 2830 of the Conduct Rules of the NASD.

(b)	Distribution services and expenses for which Distributor may be compensated pursuant to this paragraph 1 include, without limitation: initial and ongoing compensation to and expenses of brokers and dealers who are members of the National Association of Securities Dealers, Inc. (“NASD”), other financial services firms that have entered into an agreement with the Distributor or their respective officers, sales representatives and employees; compensation to (including sales commissions) and expenses of the Distributor and any of its officers, sales representatives and employees, including allocable overhead, travel and telephone expenses, who engage in or support distribution of a Fund’s Class A Shares; interest expenses and other costs associated with the financing of such compensation and expenses; printing of reports and prospectuses for other than existing shareholders; and preparation, printing and distribution of sales literature and advertising materials.

(c)	Appropriate adjustments to payments made pursuant to clause (a) of this paragraph 1 shall be made whenever necessary to ensure that no payment is made by the Trust on behalf of a Fund for distribution services and expenses in excess of the applicable maximum cap imposed on asset-based, front-end and deferred sales charges by subsection (d) of Section 2830 of the Conduct Rules of the NASD.

2.	Service Plan.

(a)	The Trust, on behalf of each Fund, is authorized to compensate the Distributor for personal and account maintenance services performed and expenses incurred by the Distributor in connection with each Fund’s Class A Shares. The amount of such compensation paid during any one year shall not exceed such percentage as is approved from time to time in the manner provided in paragraph 3(a) below (and until such approval shall be zero) of the average daily net assets of a Fund attributable to such Class A Shares. Such compensation shall be calculated and accrued daily and payable quarterly or at such other intervals as the Board of Trustees may determine. The compensation payable pursuant to this paragraph 2 is intended to finance personal and account maintenance services and expenses, which are not primarily intended to result in the sale of Class A Shares of the Funds within the meaning of Rule 12b-1 under the Act, and is not subject to the approval and other provisions of that Rule.

(b)	Personal and account maintenance services include, but are not limited to, payments made to or on account of the Distributor, other brokers, dealers and financial service firms that have entered into agreements with the Distributor or their respective officers, sales representatives and employees who respond to inquiries of, and furnish assistance to, shareholders regarding their ownership of Shares or their accounts or who provide similar services not otherwise provided by or on behalf of a Fund.

(c)	Pursuant to paragraph 3(a) below, .25% is approved as the percentage compensation payable under this paragraph 2 with respect to the CORE International Equity Fund, International Equity Fund, European Equity Fund, Japanese Equity Fund, International Small Cap Fund, Emerging Markets Equity Fund, Asia Growth Fund, Global Income Fund, Real Estate Securities Fund and any other Fund hereinafter organized whose prospectus reflects the payment of such fee.

3.	General Provisions.

(a)	This Plan shall not take effect until the Plan, together with any related agreement, has been approved by votes of a majority of both (a) the Board of Trustees of the Trust and (b) those Trustees of the Trust who are not “interested persons” of the Trust (as defined by the Act) and who have no direct or indirect financial interest in the operation of the Plan or any agreements related to it (the “Independent Trustees”) cast in person at a meeting (or meetings) called for the purpose of voting on the Trust’s Class A Distribution and Authorized Dealer Service Plans and such related agreements.

(b)	This Plan shall remain in effect until June 30, 2004 and shall continue in effect thereafter so long as such continuance is specifically approved at least annually in the manner provided in paragraph 3(a).

(c)	The Distributor shall provide to the Board of Trustees of the Trust and the Board shall review, at least quarterly, a written report of services and expenses provided or incurred under this Plan, and the purposes for which such services were performed and expenses were incurred.

(d)	This Plan may be terminated with respect to a Fund at any time by a vote of a majority of the Independent Trustees or by vote of a majority of the outstanding Class A Shares of such Fund. The Trust authorizes the Distributor, if the Distributor so elects, to assign to a third party any payments that the Distributor is entitled to receive for the Distributor’s services hereunder free and clear of any offset, defense or counterclaim the Trust may have against the Distributor (it being understood that the foregoing does not constitute a waiver of any claim the Trust or a Fund may have against the Distributor) and except to the extent that any change or modification after the date hereof of (x) the provisions of the Act, the rules and regulations thereunder or other applicable law or (y) any interpretation of the Act, the rules and regulations thereunder or other applicable law shall restrict the Distributor’s right to make such transfer free and clear of any offset, defense or counterclaim.

(e)	This Plan may not be amended with respect to any Fund to increase materially the amount of compensation payable for distribution services and expenses pursuant to paragraph 1 unless such amendment is approved by a vote of at least a majority (as defined in the Act) of the outstanding Class A Shares of such Fund, except to the extent that the approval of another class of such Fund is required in accordance with Rule 18f-3 under the Act, in which case the approval of a majority (as defined in the Act) of the outstanding voting securities of such class shall also be required. No material amendment to this Plan shall be made unless approved in the manner provided in paragraph 3(a).

(f)	While this Plan is in effect, the selection and nomination of the Trustees who are not interested persons (as defined in the Act) of the Trust shall be committed to the discretion of the Trustees who are not such interested persons.

(g)	The Trust shall preserve copies of this Plan and any related agreements and all reports made pursuant to paragraph 3(c), for a period of not less than six years from the date of this Plan, any such agreement or any such report, as the case may be, the first two years in an easily accessible place.

(h)	This Plan only relates to the Class A Shares of a Fund and the compensation determined in accordance with paragraph 1 and paragraph 2 shall be based upon the average daily net assets of the Fund attributable to

Class A Shares. The obligations of the Trust and the Funds hereunder are not personally binding upon, nor shall resort be had to the private property of any of the Trustees, shareholders, officers, employees or agents of the Trust, but only the Trust’s property allocable to Class A Shares shall be bound. No series of the Trust shall be responsible for the obligations of any other series of the Trust

     IN WITNESS WHEREOF, the Trust (on behalf of each Fund that has designated a class of its shares as the “Class A Shares” thereof) and the Distributor have executed this Distribution and Service Plan as of the day and year first above written.

GOLDMAN SACHS TRUST

By:	/s/ Kaysie P. Uniacke

Name:	Kaysie P. Uniacke
Title:	President of the Trust

GOLDMAN, SACHS & CO.

By:	/s/ James A. McNamara

Name:	James A. McNamara
Title:	Managing Director